Exhibit 10.2

COUNTY COMMISSIONERS OF CHARLES COUNTY, MARYLAND

In the Matter of the Petition of INTERSTATE LAND DEVELOPMENT COMPANY, INC., for rezoning from R-1, C, and I, to PUD	Docket #90

AMENDED ORDER

St. Charles Associates Limited Partnership; Interstate General Company L.P. and St. Charles Community LLC (collectively "St. Charles" or "SCA"), having petitioned the County Commissioners of Charles County, Maryland (the "County") for, and the County having considered and agreed to, certain amendments to a previous order herein dated December 13, 1989, as amended on August 15, 1994 (collectively, the "Order"), in connection with the settlement of certain issues regarding the development of the planned unit development ("PUD") that is the subject of this docket, and the matter having been considered.

It is thereupon, this 22nd day of July, 2002, ORDERED by the County that the Order is hereby amended, at the request of SCA and with its express consent, by adding a new section entitled "2002 Amendments" as set forth below.

2002 AMENDMENTS

1. Good Faith Cooperation

(a) SCA and the County agree that it is in their mutual best interests to accelerate the construction of arterial roads in the PUD to serve future development and to improve the transportation network of the County, especially as these roads relate to the pupil transportation needs of the Charles County Public Schools. To accomplish this, the parties agree to the provisions of paragraph 5 below.

(b) SCA and the County agree that it is in their mutual best interests to provide stable property values by ensuring high quality of development and a mix of housing units that meets the needs of the County. To accomplish this, in addition to the requirements of paragraph 2(a) hereof, the parties shall meet together annually to review commercial and industrial development and the number, size and price of housing units sold during the preceding twelve months and adjust the size and mix of units that will allow a reasonable rate of development and satisfy the requirements of the County.

(c) SCA and the County agree that it is in their mutual best interests to aggressively pursue economic development in the County. To accomplish this, in addition to the requirements of paragraph 4 hereof, SCA and the County shall work with the Charles County Economic Development Commission to begin a targeted marketing program to bring new businesses to the County. SCA and the County further agree that it is in their mutual best interest to provide balanced growth by developing and selling commercial and industrial property, and by ensuring such commercial and industrial development receives adequate and timely water and sewer service.

(d) SCA and the County shall work together to attempt to identify and analyze all problems associated with the present and future capacity of the Piney Branch Interceptor. The County shall use its best efforts to develop a financing plan to address the problems so identified.

(e) In the event that the Kelson Ridge electric project is unduly delayed, the County shall work with SCA to develop a feasible financing mechanism to address necessary upgrades to Pumping Station 3A. To accomplish this, the parties agree to the provisions of paragraph 6.(a) below.

(f) Not later than January 1. 2005, SCA and the County shall meet and determine the number of school allocations in addition to those provided for in paragraph 7(b) hereof to sustain the continued development of the St. Charles PUD. The County shall use its best efforts to accelerate the construction of schools to provide the necessary allocations to SCA. The determination of the number of school allocations to be given to SCA shall be in the County's sole discretion and nothing herein shall entitle SCA to school allocations above those provided in paragraph 7(b) hereof.

(g) SCA and the County agree that the requirement of the Docket 90 Order requiring that 85 percent of Fairway Village be completed before any development in future Villages commences may be revised in light of the fact that the extension of St. Charles Parkway and the Cross County Connector with attendant water and sewer infrastructure will serve those Villages sooner than previously planned. Accordingly, SCA shall be entitled to submit a plan requesting such a revision and the County shall consider such plan.

(h) SCA and the County shall meet at least once annually to present information regarding the implementation of this Order and other matters that may arise concerning the parties, and to review the continuing cooperative relationship between the parties hereunder.

2. Quality of Construction

(a) For the initial phase of Fairway Village (Phases A, B. C, D), at least sixty percent of the single family detached dwellings constructed in SCC shall have a minimum of 2,350 square feet, 20% a minimum of 2,000 square feet, and in no event shall a single family detached house contain less than 1,650 square feet. The mix and size of the units will be reviewed annually in accordance with paragraph 1.(h) above.

(b) The design and siting of housing shall continue to be subject to SCA's Fairway Village Guidelines and the St. Charles Planning and Design Review Board ("SCPDRB").

(c) The County's Site Design & Architectural Review Board shall be entitled to conduct a one-time review of SCA's Fairway Village Guidelines and Commercial and Industrial Guidelines.

(d) The County shall be entitled to appoint two voting members of the SCPDRB.

3. Planning

(a) SCA shall submit a revised preliminary plan for Fairway Village to show the new dwelling mix of a minimum of sixty percent single family detached, and a maximum of twenty percent each for townhouses and apartments. The plan shall show any revised proposed boundaries to accommodate the maximum of 3,346 units set forth in the Order. The plan shall also contain sites for an elementary school and a high school approved by the Board of Education.

(b) SCA agrees to limit the total number of dwelling units on land currently within the PUD and any additional contiguous land purchased and annexed to the PUD to 24,730 units. The County agrees to consider SCA's request for approval of the annexation of additional contiguous parcels of land proposed by SCA, provided that the County reserves the right, if it approves any such request, to impose conditions on any land annexed to ensure that the uses of the land are compatible with the plans of the County.

(c) The Parties agree that the remaining undeveloped land in SCC is exempt from the County's Forest Conservation requirements as long as it meets the State definition of a planned unit development as set forth in Section 5-1601 (ee), Natural Resources Article, Md. Ann. Code, by permanently dedicating 20% of its land to open space.

4. Economic Development.

SCA shall set aside an additional approximately 20 acres of land in Fairway Village for office or commercial development as part of its Fairway Village Center development.

5. Roads

(a) SCA shall construct the second two lanes of the Cross County Connector in St. Charles and extend four lanes of St. Charles Parkway from its present terminus to the property line of SCA's development and will do so in accordance with the following schedule:

Cross County Connector

Initiate Final Design May 15, 2002
Complete Design December 31, 2002
Commence Construction June 30, 2003
Complete Construction June 30, 2004

St. Charles Parkway

Determine Final A1ignment May 15, 2002
Begin Final Design July 1, 2002
Complete Design December 31, 2003
Commence Construction April 1, 2004
Complete Construction December 31, 2005

(b) The schedule set forth in the preceding subparagraph shall be contingent on (1) the timely financing of improvements through the sale of general obligation bonds by the County, and (2) the County undertaking the construction of St. Charles Parkway from the property line to U.S. 301 in approximately the same time period set forth above. With the County's approval, which shall not be unreasonably withheld, these deadlines may be extended for a reasonable period for reasonable cause.

(c) SCA shall provide a letter of credit or other suitable financial instrument that is acceptable to the County in form and content to guarantee the payment of the bonds for the portion of the Cross County Connector and the St. Charles Parkway constructed by SCA. The County shall not unreasonably withhold approval of a letter of credit or other suitable financial instrument proposed by SCA. The current road impact fee of $750 per unit payable by St. Charles shall be increased from time to time as necessary to an amount sufficient to amortize the cost of the bonds over a fifteen year period. The present estimated cost of the roads to be constructed by SCA is $12 million, and the fee to repay the cost of the bonds is estimated to be $6,000 per unit for each single family detached dwelling and townhouse unit and $1,000 for each apartment unit. These funds will be retained by SCA in an interest bearing account and payments will be made to the County in accordance with the stipulated repayment schedule for the bonds.

(d) If the County adopts a proposed Traffic Access Management Plan (the "Plan") for the Cross County Connector, St. Charles Parkway, and the realigned DeMarr Road, and SCA' s development submissions are in accordance with the Plan, then no further adequate public facility road studies are required unless the Plan is changed.

6.

(a) Pumping Station 3A

(i) SCA shall construct a new sewage pumping station and associated force main(s) at St. Charles Parkway and Billingsley Road that shall be designed to accommodate the existing flow from Pump Stations 2A, 3 and 5 as well as future flows from units to be constructed in St. Charles and off-site flows from property developed by others. In the event that the Kelson Ridge electric project is unduly delayed, the cost of the Pumping Station 3A and associated force main(s) shall be funded in accordance with subparagraph 6(a)(iii) below.

(ii) The County shall establish a policy to collect a special connection fee for off-site users of Pumping Station 3A in accordance with a Rebate Agreement between the County and SCA for the off-site connections.

(iii) As proposed in subparagraph 6(a)(i) above, the cost of the pumping station and associated force main(s) shall, subject to the requirements and procedures of state and local laws, be funded by general obligation bonds issued by the County. The County shall, subject to appropriation and pursuant to the requirements and procedures of State and Local law, pay that portion of the cost attributable to existing units. SCA shall pay for the proportion of the cost attributable to the new capacity, subject to reimbursement for off-site connections in accordance with the Rebate Agreement. SCA shall guarantee the repayment of its portion of the bonds by a letter of credit or other financial instrument acceptable to the County.

(iv) SCA shall pay a fee to the County for each single family detached dwelling and townhouse constructed in the St. Charles Communities PUD in a sufficient amount to amortize its portion of the bonds over a fifteen-year period. The fee amount may be changed from time to time by the County as necessary to pay principal and interest on the bonds.

(b) Pumping Station 5A

(i) SCA shall construct a new sewage pumping station at St. Paul's Drive and Piney Church that shall be designed to accommodate the flow from approximately 1,768 existing dwelling units, 430 units to be constructed off-site by others and approximately 340 additional units in Fairway Village. Construction shall begin twelve months prior to the time that the County Department of Public Utilities estimates that the sewage flows will reach the capacity of the existing pumping station and notifies SCA of such determination. If the necessity of expansion at such time is disputed, a neutral third party shall be selected by the County and SCA pursuant to the rules and procedures of the American Arbitration Association to resolve the dispute.

(ii) The County shall establish a policy to collect a special connection fee for off-site users of pumping station 5A in accordance with a Rebate Agreement between the County and SCA for the off site connections.

(iii) The cost of the pumping station shall, subject to the requirements and procedures of state and local laws, be funded by general obligation bonds issued by the County. The County shall, subject to appropriation and pursuant to the requirements and procedures of State and local law, pay that portion of the cost attributable to 1,768 existing units. SCA shall pay for the proportion of the cost attributable to the new capacity, subject to reimbursement for off-site connections in accordance with the Rebate Agreement. SCA shall guarantee the repayment of its portion of the bonds by a letter of credit or other financial instrument acceptable to the County.

(iv) SCA shall pay a fee to the County for each single family detached dwelling and townhouse constructed in the St. Charles Communities PUD in a sufficient amount to amortize its portion of the bonds over a fifteen year period. The fee amount may be changed from time to time by the County as necessary to pay principal and interest on the bonds. The estimated cost of construction of the pumping station is $1.3 million, and the estimated fee is $500 per residential unit. If any required expansion is disputed by the parties, then the parties' engineers shall mutually agree to an objective review and decision by a neutral third party mutually selected by the parties.

7. Adequate Public Facilities Agreement for School Capacity

(a) SCA shall donate school sites in accordance with the original Docket 90 Order.

(b) SCA shall be entitled to a minimum of 894 school allocations over the period beginning January 1, 2002 and ending December 31, 2005 in accordance with the schedule attached hereto as Exhibit A. Not later than January 1, 2005, SCA and the County shall meet and determine the number of school allocations necessary to sustain the continued development of the St. Charles PUD. utilizing a base line assumption of 200 units per year as a measure of probable minimum sustained economic viability.

(c) The Parties understand that SCA plans to develop one or more adults-only communities in SCC in accordance with the current age descriptions in the PRD Zone, and agree that SCA shall not be required to obtain school allocations or pay school impact fees for such adults-only communities, so long as such development complies with the age restriction requirements of the PRD Zone for adults only communities.

8. Miscellaneous

(a) The County is currently holding certain funds advanced by SCA for the widening of Middletown Road. SCA agrees to extend the time to complete this road construction for an additional three years.

(b) The County shall approve the realignment of DeMarr Road requested by SCA in the Fairway Village plan.

(c) As part of the road improvements for the Cross-County Connector as described in paragraph no. 5(a) above, SCA shall install a traffic signal at St. Charles Parkway and the Cross County Connector. SCA may use the funds accumulated in the off-site road fund and pay any additional cost using its own funds.

(d) SCA requests the County to reconsider the access point to Parcel H. The County agrees to consider such request provided that it complies with the County's Access Management Plan.

(e) The requirements of all other orders in this Docket 90 shall remain in full force and effect, the same as if fully set out herein. To the extent that there is any inconsistency between any provision of this Amended Order and any prior order in this Docket 90, the provisions of this Amended Order shall control.

(f) The County reserves the right to impose additional terms, restrictions, limitations and conditions at any time in order to assure that the requirements of the PUD District shall be complied with. If SCA shall fail to comply with any of the terms, restrictions, limitations and conditions herein imposed or subsequently imposed by the County, and/or the Planning Commission, the County may refuse to issue any further building or occupancy permits, any other permit required to be secured by SCA or to approve any plats or plans required to be approved, until such time as SCA shall comply with all terms, conditions, restrictions and limitations herein or hereinafter imposed.

CHARLES COUNTY, MARYLAND COUNTY COMMISSIONERS OF

/s/ Murray D. Levy Murray D. Levy, President

/s/ Robert J. Fuller Robert J. Fuller

/s/ James J. Jarboe James M. Jarboe

/s/ Wm. Daniel Mayer Wm. Daniel Mayer

/s/ Allan R. Smith Allan R. Smith

ATTEST:

/s/ Shirley M. Gore
Shirley M. Gore, Clerk

EXHIBIT A

ST. CHARLES COMMUNITY LLC

SCHOOL ALLOCATION REQUIREMENTS
Scenario I - NOT banking for apartments.

	SFDU	TH	APT	TOTAL
Existing:
Recorded Lots	310			310

Add'l Allocations
Paid For	57			57

Required:
1/02	50	-	-	50
7/02	35	-	-	35

1/03	61	-	204*	265
7/03	66	-	-	66

1/04	65	70	-	135
7/04	60	70	-	130

1/05	77	70	-	147
7/05	-	66	-	66
	781	276	204	1,261

% of Total	62%	22%	16%

Scenario II - Banking for Apartments.

1/02	85	1/04	135
7/02	115*	7/04	130

1/03	150*	1/05	147
7/03	66	7/03	130

*Our objective is to start construction of the apartments in early 2003 with U&O's in early 2004. We only need the full 204 allocations in January if they are necessary to record the plat (which will allow construction to commence).